Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ACQUISITION OF BR TOWERS IN BRAZIL

BOSTON, MASSACHUSETTS – June 15, 2014 – American Tower Corporation (NYSE: AMT) announced that it has reached an agreement with GPCP V, a private equity fund managed by GP Investments, Ltd., FIP Multisetorial Plus, a private equity fund managed by Bradesco BBI, and other shareholders, to acquire 100% of the equity interests of BR Towers S.A., a Brazilian telecommunications real estate company that is expected to own approximately 2,530 towers and the exclusive use rights for approximately 2,110 additional towers in Brazil at closing. The purchase price of approximately 2.18 billion Brazilian Reais, (approximately $978 million at current exchange rates) subject to customary adjustments, will be satisfied with a combination of cash and the assumption of certain existing indebtedness.

American Tower anticipates that the towers will generate approximately 292 million Brazilian Reais (approximately $131 million at current exchange rates) in annual run rate revenues and approximately 181 million Brazilian Reais (approximately $81 million at current exchange rates) in annual Gross Margin and anticipates that the acquisition will be immediately accretive to Adjusted Funds From Operations upon closing.

The transaction is subject to regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2014.

American Tower was advised by Banco Santander (Brasil) S.A. as financial advisor, Kilpatrick Townsend & Stockton LLP as U.S. legal advisor and Koury Lopes Advogados as Brazilian legal advisor.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates approximately 68,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectations of the acquisition of certain towers, anticipated closing dates, the expected cash consideration and the anticipated accretive impact of the acquisition. These statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2014 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Adjusted Funds From Operations is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended March 31, 2014 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.”

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